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Pricing Supplement dated November 20, 2003			    Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			             File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $100,000,000			Trade Date: November 20, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: November 26, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $99,940,000
 Terms of the Notes -- Interest"			Principal's Discount
Interest Payment Period: Quarterly	 	    or Commission: 0.06%
Stated Maturity Date: November 28, 2005
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
        (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
        (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
                 [X]  LIBOR	[ ]  Treasury Rate	[ ]  Other (see attached)
                            If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                     [X]  Telerate Page: 3750

  Initial Interest Reset Date: February 26, 2004	       Spread (+/-): -0.03%
  Interest Rate Reset Period: Quarterly		       Spread Multiplier:  N/A
  Interest Reset Dates: See "Additional Terms	       Maximum Interest Rate: N/A
 	  of the Notes Interest"
  Interest Payment Dates: See "Additional Terms                Minimum Interest Rate:  N/A
                 of the Notes Interest"	                        Index Currency: U.S.dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from November 26, 2003 to November 28, 2005
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]   The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
     (If other than U.S. dollars, see attached)
  Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
				Lehman Brothers

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ADDITIONAL TERMS OF THE NOTES

Interest

The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on November 24, 2003 minus 0.03%.

Interest rates will reset and interest will be payable quarterly on February 26, May 26, August 26 and November 26 of each year, starting on February 26, 2004; provided, however, the last coupon period will be a long period, and thus the final Interest Reset Date will be the August 26, 2005 Interest Reset Date, and the Maturity Date will be the only Interest Payment Date for the Notes after the August 26, 2005 Interest Payment Date.

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated November 20, 2003 and an Appointment Agreement Confirmation dated November 20, 2003 (collectively, the "Agreement"), between TMCC and Lehman Brothers Inc. ("Lehman"), Lehman, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. Lehman may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Lehman.

Under the terms and conditions of the Agreement, Lehman is committed to take and pay for all of the Notes offered hereby if any are taken.